Exhibit 99.3

Trist Holdings, Inc. Announces Completion
of Merger, Capital Raise and Name Change

Press Release Source: Trist Holdings, Inc. On Friday May 14, 2010, 8:00 am EDT

IRVINE, CA--(Marketwire - 05/14/10) - Trist Holdings, Inc. (OTC.BB:TRHI - News) ("Trist") announced it has completed its reverse merger transaction with Z&Z Holdings, Inc. ("Z&Z"), a healthcare company that has developed certain intellectual property to address atherosclerosis and the related health risks of the disease. Effective as of the closing, Z&Z became a wholly-owned subsidiary of Trist and changed its name to AtheroNova Operations, Inc. As a result of the closing, the business operations of Z&Z will comprise Trist's principal business operations going forward. Immediately after the closing of the merger, Trist closed a capital raise transaction through the placement of $1.5 million in 2.5% Senior Secured Convertible Notes which mature 4 years after issuance. Interest on the Convertible Notes, which will accrue at the rate of 2.5% per year, is not payable until maturity or conversion, and is payable in cash or common stock. Also, Trist has changed its name to AtheroNova Inc. to more accurately reflect the company's emphasis in the healthcare market and anticipates that the company will begin trading under a new symbol on the OTC Bulletin Board in the coming days.

At the closing, pursuant to the terms of the Merger Agreement dated March 26, 2010, by and among Trist, Z&Z and Z&Z Merger Corp., all of the outstanding shares, warrants and options of Z&Z were exchanged for shares of, and warrants and options to purchase, Trist's Super-Voting Common Stock. Each share of Trist's Super-Voting Common Stock will automatically convert into 50 shares (on a pre-reverse split basis) of Trist's Common Stock upon the consummation of a 200-for-1 reverse split of Trist's Common Stock. As a result of the merger, Z&Z stockholders own 88,575,048 shares of Trist's Super-Voting Common Stock (22,143,763 shares of Trist's Common Stock on a post-reverse split basis), or approximately 97.6% of the total shares outstanding.

The Convertible Notes are convertible into 3,817,594 shares of common stock (on a post-reverse split basis), excluding accrued interest, which may also be paid in stock. If held to maturity and all accrued interest is paid in common stock an additional 381,759 shares would be issued. The purchasers of the Convertible Notes also received Warrants to purchase another 1,908,797 shares of common stock (on a post-reverse split basis) at an exercise price of $0.39 per share (on a post-reverse split basis). The shares of Trist's Common Stock issuable upon conversion (excluding the conversion of accrued interest) and exercise of the Notes and Warrants represent approximately 17.6% of the Company's outstanding capital stock as of the closing of the capital raise transaction on a fully-diluted basis.

As a result of the merger and the capital raise transaction, Z&Z stockholders own 80.8% of Trist's fully-diluted Common Stock, Trist stockholders immediately prior to the merger own 1.6% of Trist's fully-diluted Common Stock and the holders of Convertible Notes and Warrants issued in the capital raise transaction own 17.6% of Trist's fully-diluted Common Stock.

Z&Z is a development stage company currently researching novel patents-pending applications of certain natural compounds to regress arterial atherosclerotic plaque deposits, a process called delipidization. The company has completed an important animal study in the UCLA atherosclerosis research laboratory of Dr. Aldons "Jake" Lusis, in which it demonstrated a significant slowing of progression and possible regression of rodent atherosclerotic plaques. Dr. Lusis stated, "I am extremely pleased with the result of this trial. We are preparing the results for publication later this year." Dr. Lusis has no affiliation with Z&Z. Z&Z is preparing to commence a second animal study at the Cedars-Sinai Division of Cardiology in conjunction with UCLA to validate its initial findings and prepare for human trials. The Company plans to develop multiple applications for its compounds, to be used in pharmaceutical grade and over-the-counter grade products, for the treatment of atherosclerosis.

"We are looking forward to commencing the next step in the evolution of our products," stated Thomas Gardner, Z&Z's Chief Executive Officer and AtheroNova's newly appointed Chairman and Chief Executive Officer. "This cash infusion will allow the company to significantly advance the work needed to be completed in the clinical and administrative areas of product development on our path to becoming a revenue generating company." Mr. Gardner concluded, "Z&Z has accomplished a significant milestone in its development by completing its first in-vivo testing in 2009, and we expect to continue to focus our efforts on executing AtheroNova's strategic plan."

Additional information about the merger, capital raise transaction and AtheroNova Operations, Inc. (formerly Z&Z Medical Holdings, Inc.), can be found in AtheroNova's Current Report on Form 8-K to be filed with the Securities and Exchange Commission no later than May 19 2010.

About AtheroNova Inc. and AtheroNova Operations, Inc.

Prior to the closing, AtheroNova was a public "shell" company with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge.

Effective as of the closing, AtheroNova, through its wholly-owned subsidiary AtheroNova Operations, Inc. will continue to be a development stage company, developing products to address the treatment of atherosclerosis through the use of natural compounds and their derivatives.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding AtheroNova Operations, Inc.'s research and development activities and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as significant fluctuations in expenses associated with clinical trials, failure to secure additional financing, the inability to complete regulatory filings with the Food and Drug Administration, the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in AtheroNova's filings with the United States Securities and Exchange Commission. AhteroNova undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

CONTACT:
Thomas Gardner
Chief Executive Officer
(949) 842-8989
Or
Mark Selawski
Chief Financial Officer
(949) 525-5471